SETTLEMENT AGREEMENT

          This Agreement is between David C. McLean, Holly E. McLean, Roger K. Jones, and Eugenia M. Jones, on their own behalf and on behalf of the class they represent, and First Horizon Home Loan Corporation. Walters Bender Strohbehn & Vaughan, P.C. and Travis & Calhoun, P.C. are parties to this Agreement for the limited purposes set forth below.

RECITALS

           WHEREAS, Plaintiffs David C. McLean, Holly E. McLean, Roger K. Jones, and Eugenia M. Jones, received second mortgage loans from McGuire Mortgage Company;

          WHEREAS, effective January 1, 1999, all of McGuire’s assets and liabilities were acquired by First Horizon and McGuire was merged into First Horizon’s predecessor in name;

          WHEREAS, on November 16, 2000, David C. McLean and Holly E. McLean filed a “Petition for Damages” in the Circuit Court of Jackson County, Missouri, in an action styled McLean v. First Horizon Home Loan Corp., No. 00-CV-228530;

          WHEREAS, on May 10, 2001, Roger K. and Eugenia M. Jones joined as plaintiffs in the Action by virtue of the filing of a “Second Amended Petition for Damages”;

          WHEREAS, the final, operative Petition in the Action is Plaintiffs’ “Third Amended Petition,” which was filed on April 11, 2006;

          WHEREAS, the Third Amended Petition alleges that Plaintiffs were charged certain fees in connection with their second mortgage loans from McGuire that were not permitted by, or exceeded the allowable fee limitations in, Missouri’s Second Mortgage Loan Act, R.S. Mo. § 408.231, et seq. (“MSMLA”);

          WHEREAS, the Third Amended Petition alleges claims under the MSMLA on behalf of the Plaintiffs and a class of other borrowers whom Plaintiffs allege to be similarly situated to them;

          WHEREAS, Plaintiffs, on their behalf and on behalf of others, attempted to assert other claims against First Horizon, including claims under the Missouri Merchandising Practices Act, R.S. Mo. § 407.010, et seq. and although those claims have not been added to the Action, they remain potentially viable;

          WHEREAS, a class was certified on December 17, 2002 and the definition of that class was amended on March 31, 2003, and class notice was provided to a number of persons thought to be persons who obtained a second mortgage loan from McGuire or First Horizon between November 17, 1994 and September 2003.

     WHEREAS, contested issues of both law and fact exist concerning the allegations and claims in the Action;

          WHEREAS, First Horizon denies the allegations made in the Action, contests all liability with respect to any and all facts and claims alleged in the Action, and denies that Plaintiffs or any member of the Class that Plaintiffs purport to represent have suffered any damages;

          WHEREAS, the parties have conducted an extensive investigation into the facts and law and have engaged in extensive discovery and settlement negotiations relating to the Action;

          WHEREAS, the parties and their counsel have fully analyzed and evaluated the merits of each party’s contentions and the terms of this Agreement as it affects all parties, including the individual members of the Class as defined below, and, after taking into account the foregoing along with the risks of litigation, and the likelihood that the Action, if not settled now, will be protracted and expensive, they are satisfied that the terms and conditions of this Agreement are fair, reasonable, and adequate, and that a settlement is in the best interest of the Class; and

          WHEREAS, First Horizon vigorously and expressly denies liability, but nevertheless desires to settle the Action finally on the terms and conditions herein set forth for the purposes of avoiding the burden, expense, and uncertainty of litigation, and putting to rest the controversies engendered by the Action and the issues within the scope of the releases set forth below. By agreeing to this Settlement, neither party retracts or surrenders any of the factual or legal positions they have asserted in the Action, or concedes the invalidity of those positions;

          NOW THEREFORE, in consideration of the covenants and agreements set forth herein, it is agreed that the Action shall be settled, subject to judicial approval, under the following terms and conditions:

I. DEFINITIONS

          1.01      “Action” means McLean, et al. v. First Horizon Home Loan Corp., No. 00-CV-228530 (Circuit Court of Jackson County, Missouri).

          1.02      “Agreement” means this Settlement Agreement.

          1.03      “Bankruptcy Loan” means any Loan made to a member of the Class who filed for bankruptcy protection after the date on which the Loan was made.

          1.04      “Benefit Amount” means a total of no more than Thirty-Six Million, Three Hundred Thousand Dollars ($36,300,000.00) .

          1.05      “Calculated Sum” means the amount shown on the Damage Claim Listings as the total paid as of November 7, 2006 in Subject Fees and Loan Interest with respect to a Loan to a Class Member. Special Category Loans shall not have any Calculated Sum.

          1.06      “Claim” means the attempt by a Class Member to obtain payment of a Settlement Benefit.

          1.07      “Claim Form” means the form required to be used to submit a claim for payment, substantially in the form attached hereto as Exhibit A.

          1.08      “Class” means all persons who:

                       (a)      obtained a second mortgage loan secured by a Deed of Trust on Missouri real property from McGuire Mortgage Company or from First Horizon’s McGuire Mortgage Division on or after November 16, 1994, through and including April 13, 2005, whose loan was at an interest rate greater than the rate under R.S. Mo. § 408.030 at the time of the loan and whose loan included one or more of the Subject Fees, or

                       (b)      previously was mailed notice of the class certification in the Action.

          The Class does not include any individual who exercised his or her exclusion rights after receiving the initial notice that a class had been certified in the Action.

          1.09      “Class Counsel” means R. Frederick Walters, David M. Skeens, and Kip D. Richards and the law firm of Walters Bender Strohbehn & Vaughan, P.C.

          1.10      “Class Mailing List” means the list that identifies each Obligor, including but not limited to each Obligor appearing on the Damage Claim Listings, and the original or updated address for the Obligor as currently known by the Parties or their Counsel.

          1.11      “Class Member” means a member of the Class. If a Class Member is an Obligor who has died, filed for bankruptcy, or otherwise voluntarily or involuntarily transferred his or her rights under a Loan for reasons not related to the Settlement or the Action and not for the purpose of recovery under the Settlement or the Action, then that Obligor’s heir, personal representative, successor or assign shall be a Class Member. When more than one person is or was obligated on any particular Loan, the co-obligors (including any heir, personal representative, successor, or assign of an Obligor as the case may be) collectively shall be considered but a single Class Member. In the case of a Bankruptcy Loan, as defined in paragraph 1.03, the bankruptcy trustee and the obligor(s) shall be treated collectively as a Class Member notwithstanding the fact that separate Claim Forms may be filed as to Bankruptcy Loans.

          1.12      “Class Notice” means a document notifying the Class Members of the Settlement that is substantially in the form attached as Exhibit B hereto.

          1.13      “Class Period” means November 16, 1994 through April 13, 2005 inclusive.

          1.14      “Court” means the Honorable Vernon E. Scoville, III, Circuit Court of Jackson County, Missouri, or any successor judicial officer to whom the Action may be assigned.

          1.15      “Damage Claim Listings” means the lists prepared by Class Counsel that are described in section II.

          1.16      “Defendant” means First Horizon Home Loan Corporation.

          1.17      “Defense Counsel” means the law firms of Shughart Thomson & Kilroy, P.C. and Goodwin Procter LLP.

          1.18      “Disputed Claim” means a (i) Disputed Claim Form or (ii) any Claim that is otherwise disputed as to validity or the amount of the Claim.

          1.19      “Disputed Claim Form” means a Claim Form that the Settlement Administrator rejects or does not accept or determine to be a Valid Claim Form, or that First Horizon challenges, but for which either Plaintiffs, a Class Member or Class Counsel contends to be a Valid Claim Form.

          1.20      “Final Approval” means the last date on which all of the following have occurred:

                      (a)      the Court enters a judgment finally approving the Settlement in a manner that is substantially consistent with the terms and intent of this Agreement, including but not limited to approving all material terms of the Settlement;

                      (b)      the Court issues any other orders necessary to approve the Settlement in a manner that is substantially consistent with the terms and intent of this Agreement;

                      (c)      the judgment becomes final and not subject to appeal because: (i) forty (40) days have passed after entry of the Court’s judgment finally approving the settlement of the Action, and within such time no appeal is taken from the judgment; and (ii) if an after trial motion is timely filed under Mo. R. Civ. P. 78.04, then ten (10) days have passed since the motion is decided and no appeal is taken from the judgment, or the judgment otherwise becomes final pursuant to Mo. R. Civ. P. 81.05(a) and no appeal is taken from the judgment; and (iii) all appellate remedies are exhausted and the Court’s judgment is upheld, or not altered in a manner that is substantially inconsistent with the judgment, provided, without limitation, that any change or modification that may increase First Horizon’s liability or reduce the scope of the releases or of the Class shall be considered as preventing the occurrence of Final Approval; and

                      (d)      the time to terminate or withdraw from the Settlement has passed and there has been no purported termination or withdrawal from the settlement by either Party.

          1.21     “Final Approval Date” means the date upon which Final Approval occurs.

          1.22     “Final Approval Order” means the order or orders of the Court finally approving the terms and conditions of this Settlement in substantially the same form as the proposed order attached hereto as Exhibit C.

          1.23     “First Horizon” means First Horizon Home Loan Corporation or Defendant.

          1.24     “First Horizon’s McGuire Mortgage Division” means the operations of First Horizon headquartered in Johnson County, Kansas that, on and after January 1, 1999, continued

the operations of the former McGuire Mortgage Company and made the Loans on and after January 1, 1999.

          1.25      “Loan” means either a second mortgage loan on which a Class Member is, or was an Obligor, or which qualifies for membership in the Class under either paragraph 1.08(a) or 1.08(b) .

          1.26      “Loan Interest” means the amount paid as of November 7, 2006 with respect to a Loan to a Class Member as a result of a legal obligation to pay sums based on the interest rate on the Loan.

          1.27      “McGuire” means McGuire Mortgage Company.

          1.28      “Obligor” means an individual to whom a Loan was made and who signed the Note and who qualifies for membership in the Class or who previously was mailed notice of the class certification in the Action.

          1.29      “Parties” means the Representative Plaintiffs, the Class, and First Horizon.

          1.30      “Plaintiffs’ Counsel” means (i) Walters Bender Strohbehn & Vaughan, P.C.; (ii) Travis & Calhoun; (iii) any other law firms, professional legal corporations, partnerships, or other entities that, to the knowledge of Class Counsel, have represented or purport to represent a Class Member with respect to matters within the scope of the Release, including Lawson & Fields; and (iv) any of the current and former owners, predecessors, successors, partners, shareholders, agents (alleged or actual), representatives, employees, and affiliates of any of (i), (ii), or (iii), including but not limited to Eric Calhoun.

          1.31      “Preliminary Approval” means the order or orders of the Court preliminarily approving the Settlement in substantially the same form as the proposed order attached hereto as Exhibit D.

          1.32      “Preliminary Approval Date” means the date on which the order or orders constituting Preliminary Approval are entered by the Court.

          1.33      “Pre-Merger Subclass” shall mean Class members whose Loans were made on or before December 31, 1998. The term shall be for convenience only, and no subclass shall be formally certified. Class Members can be a member of both subclasses.

          1.34      “Post-Merger Subclass” shall mean Class Members whose Loans were made on or after January 1, 1999. The term shall be for convenience only, and no subclass shall be formally certified. Class Members can be a member of both subclasses.

          1.35      “Publication Notice” means the Class notice substantially in the form set forth in Exhibit E hereto.

          1.36      “Releases” shall mean the releases set forth in Section V below.

          1.37      “Representative Plaintiffs” means David and Holly McLean and Roger and Eugenia Jones.

          1.38      “Settlement” means the resolution of the matters within the scope of the releases set forth herein, as embodied in this Settlement Agreement, its attachments, and the Final Approval Order.

          1.39      “Settlement Administrator” means the entity selected by First Horizon, in its sole discretion and subject to Court appointment, to administer the terms of this Settlement. The term shall include any person or entity to whom the Settlement Administrator may delegate tasks.

          1.40      “Settlement Benefit” means the individual amount to be paid to each Class Member under this Settlement, exclusive of any postjudgment interest to be paid pursuant to paragraph 4.02 below.

          1.41      “Special Category Loan” means a Loan: (a) that included an interest rate that was lower than Missouri’s general usury rate in effect on the date the loan is made or on which none of the Subject Fees was charged; or (b) a Loan as to which Class Counsel or First Horizon do not have reasonably available information as of the Preliminary Approval Date to determine a Calculated Sum. By their nature, Special Category Loans shall not have any Calculated Sum.

          1.42      “Subject Fees” means a fee that was disclosed by McGuire or First Horizon on the Obligors’ HUD-1 or HUD-1A Settlement Statements to be: (i) origination fees in excess of the statutory origination fee cap set forth by § 408.233.1(5) R.S. Mo. in effect on the date that the Loan closed (which was 2% of the loan amount on and before August 28, 1998, and 5% of the loan amount thereafter), (ii) loan discount fees, (iii) tax service fees, (iv) underwriting fees, (v) processing fees, (vi) document preparation fees payable to McGuire or First Horizon, (vii) direct or indirect mortgage broker fees, (viii) express mail fees, (ix) flood certification fees, (x) payoff/delivery fees, (xi) verification of mortgage fees, and/or (xii) wire fees.

          1.43      “Successful Opt Out” means any Class Member who timely and validly exercises a right to opt out of the Class, pursuant to paragraphs 2.10 and 2.11, but shall not include (i) a Class Member whose communication is not treated as an opt out, as provided in paragraphs 2.10 and 2.11, (ii) a Class Member whose attempt to opt out is postmarked after the opt-out deadline, or whose attempt to opt out is otherwise ineffective, (iii) a Class Member where a person or entity has purported to opt out of the Settlement on behalf of that Class Member pursuant to an agency relationship, attorney-client relationship, assignment, delegation, or similar agreement or arrangement; or (iv) Class Members who purport to opt-out of the Settlement as a group, aggregate, or class, or on whose behalf such a purported opt out is attempted, including a bankruptcy trustee that attempts to or purports to opt out of the Settlement on behalf of more than one estate or as a group or class.

          1.44      “Valid Claim Form” means a Claim Form that:

                      (a)      is completed and filled out as required, with a response to each question that the Class Member is required to answer. Immaterial omissions (e.g. omission of the four-digit add-on zip code number or middle initial) and obvious mistakes will not preclude an otherwise properly completed Claim Form from being a “Valid Claim Form;”

                      (b)      is executed under penalty of perjury by each person who is a Class Member as set forth in paragraph 1.11. Where more than one person is treated collectively as a Class Member with respect to a particular Loan, all such persons comprising a single Class Member shall execute a single Claim Form and only one Claim Form can be submitted for any particular Loan, except as provided with respect to Bankruptcy Loans in paragraph 3.04 and 3.05 below. In the event the Class Member is not an Obligor as provided in paragraph 1.11 above, sufficient documentary evidence of that status must be provided to the Settlement Administrator at the time of Claim Form submission;

                      (c)      is timely. A Claim Form shall be timely if it is postmarked by the deadline set forth in paragraph 2.14;

                      (d)      is correct. Material omissions, material misstatements, and knowing misstatements will invalidate a Claim Form;

                      (e)      is not successfully challenged under paragraphs 3.09-3.16 hereof or is not denied under paragraph 3.10.

The lack of a control number, or incorrect control number, or duplicative control number shall not make a Claim Form incomplete, incorrect or invalid or otherwise preclude a Claim Form from being a Valid Claim Form.

          1.45      As used herein, the plural of any defined term includes the singular thereof and vice versa, except where the context requires otherwise. All references to days shall be interpreted to mean calendar days. When a deadline or date falls on a weekend or a legal Court holiday, the deadline or date shall be extended to the next day that is not a weekend or legal Court holiday.

          1.46      Other terms are defined in the text of this Agreement, and shall have the meaning given those terms in the text. It shall be the intent of the Parties in connection with all documents related to the Settlement that defined terms as used in other documents shall have the meaning given to them in this Agreement.

II. SETTLEMENT PROCEDURES AND ADMINISTRATION

          A.         Preliminary Approval.

          2.01      As soon as possible after the execution of this Agreement, and in no event later than _______________, 2007 (unless the date is extended by agreement or Court order), Class Counsel shall move the Court for an order substantially in the form of Exhibit D hereto (a) preliminarily approving the Settlement memorialized in this Agreement as fair, reasonable and adequate, including the material terms of this Agreement; (b) certifying the Class for settlement purposes only, and as defined herein; (c) setting a date for a final approval hearing (“Fairness Hearing”); (d) approving the proposed Class Notice that is attached as Exhibit B, and authorizing its dissemination as set forth in the Agreement; (e) approving the proposed form of Publication Notice that is attached as Exhibit E, and authorizing its publication as set forth in this Agreement; (f) approving the requirement that Class Members file a claim form in order to obtain a Settlement Benefit, and the form of Claim Form attached as Exhibit A; (g) setting deadlines consistent with this Agreement for mailing of the Class Notices, publication of the Publication Notice, submission of Claim Forms, filing of objections, filing of motions to intervene, opting out of the Settlement, filing papers in connection with the Fairness Hearing, and the consideration of the approval or disapproval of the Settlement; (h) confirming the appointment of David C. and Holly E. McLean and Roger K. and Eugenia M. Jones as class representatives and Class Counsel as counsel for the Class; and (i) appointing the Settlement Administrator. First Horizon will not oppose the entry of the Preliminary Approval order, provided that it is substantially in the form of Exhibit D hereto.

          2.02      The Parties will propose that the Fairness Hearing be held no less than ninety (90) days of the deadline established in paragraph 2.06 for the mailing of the Class Notice.

          B.          Initial Administration.

          2.03      Concurrent with the filing of the Motion for Preliminary Approval of the Settlement, described in paragraph 2.01, Class Counsel shall deliver to First Horizon and the Settlement Administrator two Damage Claim Listings which identify Class Members. One list shall include only Class Members in the Pre-Merger Subclass, and the other list shall include only Class Members in the Post-Merger Class. For each Loan other than a Special Category Loan on the Damage Claim Listings, Class Counsel shall include to the extent known the identity of each Loan; the loan amount, interest rate and the date the Loan was made; a figure of what was expected to have been paid by the Class Member in the Subject Fees; a figure of what was expected to have been paid by the Class Member in Loan Interest; whether the Loan is a Special Category Loan; the approximate date the Loan was paid off (if it has been paid off), and/or the approximate last paid date. For each Loan that is a Special Category Loan, Class Counsel shall include to the extent known the name(s) and address(es) of the Obligor(s); the loan amount, interest rate and the date the Loan was made; and the subpart of paragraph 1.41 above which requires the Loan to be treated as a Special Category Loan. The Damage Claim Listings are different from the spreadsheets used in the mediation of the Action, but all changes must have been made in good faith by Class Counsel, based in part on the information and documents that First Horizon and Defense Counsel were required to provide in good faith. Concurrently, First Horizon shall deliver to Class Counsel and to the Settlement Administrator a listing of Class Members whom it believes based on its then-current inquiry have or had loans that are Bankruptcy Loans.

          2.04      Within fourteen (14) days after Class Counsel provides the Damage Claim Listings, Class Counsel shall make available to First Horizon all non-privileged documents, data, information, spreadsheets, payoff information, release records, and other documents that support the Damage Claim Listings or provide any information as to (a) the identity of Class Members,

(b) Subject Fees and Loan Interest for any Loan, or (c) payoff of any Loan, except Class Counsel shall not be required to produce documents from Loan files obtained from First Horizon earlier in the Action or other documents or data previously made available or produced.

          2.05      Within five (5) days after the entry of the Preliminary Approval Order, Class Counsel shall provide to First Horizon the proposed Class Mailing List. The Class Mailing List shall be compiled by Class Counsel in good faith and in accordance with this Agreement. First Horizon will provide to Class Counsel, on demand, the current names and addresses of any Class Members known to it, and will in so providing represent that it has collected this information in good faith.

          2.06      The Class Mailing List will be provided to the Settlement Administrator within five (5) days of the entry of the Preliminary Approval Order. Within ten (10) days after receipt of the Class List, the Settlement Administrator shall mail the Class Notice and a Claim Form to each Class Member. The Class Notice shall be substantially in the form attached as Exhibit B. The Claim Form shall be substantially in the form attached as Exhibit A. The Settlement Administrator shall have discretion to format the Class Notice and/or Claim Form in a reasonable manner to minimize mailing or administration or processing costs or efforts, provided that Defense Counsel and Class Counsel consent to the formatting changes in writing. Multiple Class Notices will not be sent to the same address as to the same Loan except as otherwise provided herein.

          2.07      The Class Notice shall inform the borrower(s) that additional blank Claim Forms may be obtained by calling a toll-free telephone number established by the Settlement Administrator. If a Class Member requests an additional Claim Form, the Settlement Administrator shall provide the Class Member with a Claim Form in the form attached as Exhibit A hereto.

          2.08      If any Class Notice and Claim Form sent under paragraph 2.06 is returned by the Postal Service as undeliverable, the Settlement Administrator shall re-mail the Class Notice, together with the Claim Form, to the forwarding address, if any, provided by the Postal Service on the face of the returned mail. If the returned mail does not reflect a forwarding address, then the Settlement Administrator shall obtain an updated address from the National Change Of Address (“NCOA”) database and re-mail the Class Notice and Claim Form to the updated address, if any. In addition, the Settlement Administrator shall not less than every three days advise Class Counsel and Defense Counsel in writing of any Class Notices/Claim Forms that were returned by the Postal Service as undeliverable, and without any forwarding address or any information available through NCOA. Class Counsel shall be entitled to provide the Settlement Administrator with updated address(es) for any such returned mail until twenty-two (22) days prior to the expiration of the Opt-Out Period as set forth in paragraph 2.10. The Settlement Administrator shall promptly re-mail the Class Notice and Claim Form to the updated address(es) provided by Class Counsel, with all such mailings completed at least twenty-one days prior to the expiration of the Opt-Out Period as set forth in paragraph 2.10. Other than as set forth above, Defendant and the Settlement Administrator shall have no other obligation to re-mail Claim Forms and Class Notices unless requested by a Class Member. Defendant shall have no other obligations of notice with respect to Class Notice.

          2.09      Within seven (7) days of the entry of the Preliminary Approval Order, the Settlement Administrator shall arrange for the publication of the Publication Notice in two Wednesday editions and one Sunday edition of the The Kansas City Star, The St. Louis Post Dispatch, The Springfield News-Leader, The St. Joseph News-Press, The Cape Girardeau Southeast Missourian, The Columbia Tribune, The Rolla Daily News, The Hannibal Courier-Post, the Kirksville Daily Express and The Joplin Globe. The publication shall be two column inches by four column inches and placed in the paper where legal notices typically appear. Any Class Member who inquires of the Settlement Administrator concerning the Settlement in response to the Publication Notice shall be provided with a Class Notice and Claim Form.

          2.10      Each Class Member can elect not to be a part of the Class and not to be bound by this Agreement, if, within sixty (60) days of the deadline established for the mailing of the Class Notice in paragraph 2.06 above (“Opt Out Period”), the Class Member completes an individual, written and signed notice of intention to opt out (in no particular format, but which contains the case number and name and the words “opt out,” “exclusion,” or words to that effect clearly indicating an intent not to participate in the Settlement). The request to “opt out” of the Class shall be signed by all obligors on the Loan, or their legal representatives subject to the same rights and restrictions as set forth in paragraph 1.44 with respect to Claim Forms. The notice of intention to opt out shall be sent to the Settlement Administrator. The Class Notice shall inform the Class Member of this right. No later than ten (10) days after the expiration of the Opt-Out Period, the Settlement Administrator shall notify in writing Class Counsel and Defense Counsel regarding the names of Class Members, if any, who requested exclusion, and provide to Class Counsel and Defense Counsel copies of all exclusion requests received by the Settlement Administrator along with communications it believes in good faith would have been attempts at exclusion (“Possible Exclusion”). The Parties shall agree as to whether a communication from a Class Member is a Successful Opt-Out. First Horizon or Class Counsel may dispute an Opt-Out or purported Opt-Out. In the event there is a dispute about whether a Class Member is a Successful Opt-Out, the Court will decide the dispute after notice and hearing. The Settlement Administrator shall, after such agreement or resolution of any disputes, create and serve on the Parties the Final Opt-Out List, which shall consist of Successful Opt-Outs, and is to be attached to the Final Approval Order. Any Class Member who does not submit a timely Opt-Out, and otherwise comply with all requirements for opting out as may be contained in this Agreement, in the Class Notice and otherwise as ordered by the Court, or who otherwise does not qualify as a Successful Opt-Out, shall be bound by this Agreement, this Settlement and the Release.

          2.11      If a Class Member is a Successful Opt-Out, that Class Member shall be excluded from the Settlement, and shall not receive any benefits of the Settlement, and will not be bound by the terms of this Settlement Agreement. If a Loan has or had more than one obligor or persons constituting a Class Member, all must elect to opt-out in a timely and valid fashion in order for the Class Member to be treated as a Successful Opt-Out and having been excluded from the Settlement. Pursuant to paragraph 1.43, no person shall purport to exercise any exclusion rights of any other person, or purport to opt-out other Class Members as a group, aggregate, or class involving more than one Class Member, or as an agent or representative. Any such purported opt-outs shall be void, and the Class Member(s) that is or are the subject of such purported opt-out shall be treated as a Class Member.

          2.12      No Class Member can or will receive any Settlement Benefit unless the Class Member submits a Valid Claim Form within the deadline established in paragraph 2.14 below, and the Claim otherwise qualifies for payment of a Settlement Benefit in accordance with each of the requirements of this Agreement. In the event a Class Member consists of more than one person with respect to a particular Loan, all such persons must comply with the Agreement in order for the Claim Form with respect to that Class Member and Loan to be treated as a Valid Claim Form. All Class Members shall be bound by this Agreement, the Settlement, and the Release, whether or not said Class Member submits a Claim or a Valid Claim Form.

          2.13      Except as permitted in paragraph 1.11, no Class Member may assign or delegate to any individual or entity the right to receive a Settlement Benefit or to submit a Claim on behalf of the Class Member. If a Class Member assigns or delegates such right, except as permitted in paragraph 1.11, the Claim submitted by or on behalf of that Class Member shall be null and void.

          2.14      Claim Forms shall be returned to the Settlement Administrator postmarked within ninety (90) days of the deadline for the mailing of the Class Notice established in paragraph 2.06 above or be forever barred. A Claim Form may be amended or supplemented pursuant to the procedures set forth herein with respect to Disputed Claims. In the event a Class Member is a Class Member as to more than one Loan, he or she must submit a separate Claim Form for each such Loan. The Class Notice shall inform the Class Member of these facts and of this deadline.

          2.15      During the period after the entry of the Preliminary Approval Order and before the Claim Form return deadline set forth in paragraph 2.14, First Horizon, and the Settlement Administrator shall respond to any inquiries by Class Members in good faith by providing objective information that is consistent with the Agreement, the Settlement and the Class Notice. First Horizon and Defense Counsel shall undertake and use their best efforts to direct any inquiries by Class Members to Class Counsel for a response or, if copies of settlement documents are requested, to the Settlement Administrator. In order to protect the integrity of the Court’s Class Notice, neither Counsel nor First Horizon shall mail any information about the Settlement to the Class as a group en masse. Class Counsel shall also have the right and be entitled to respond to any inquiries made to them by Class Members. Class Counsel shall also have the right and be entitled to post or place on their firm website this Agreement, relevant rulings of the Court and/or Special Master, the Class Notice, the Claim Form, the publication Notice, and the Damage Claims Listings, provided that, as to the Damage Claims Listings (a); the information shall be maintained in a secure fashion, kept confidential and inaccessible from persons other than the Class Member to whom the information relates, and accessible by Class Members by means of their social security number; (b) any display of that information must be accompanied on the same screen with the clear and conspicuous statement that “These amounts are estimates by Class Counsel, are presumed to be valid, but are subject to challenge and may be different. If there is a successful challenge, then the amount you may receive could be less, nothing, or more than the estimate shown”; and (c) First Horizon shall not be liable for any fact, event or circumstance that arises from the availability of such information. Class Counsel and First Horizon shall also have the right and be entitled to make public extra-judicial statements, issue press releases, and otherwise communicate generally about the Action and/or the Settlement.

     2.16      Any Class Member who wishes to object to the proposed Settlement must mail a written objection to the Settlement (“Objection”) to Class Counsel and Defense Counsel, at the addresses set forth in the Class Notice, and file the Objection contemporaneously with the Court. Each Objection must (a) set forth the Class Member’s full name, current address, and telephone number; (b) state that the Class Member objects to the Settlement, in whole or in part; (c) set forth a statement of the legal and factual basis for the Objection; and (d) provide copies of any documents that the objecting Class Member (“Objector”) wishes to submit in support of his/her position. Any Class Member who does not submit a timely Objection in complete accordance with this Agreement, the Class Notice, and otherwise as ordered by the Court shall not be treated as having filed a valid Objection to the Settlement. The Class Notice shall inform the Class Member of this requirement.

          2.17      Any Class Member who wishes to appear at the Fairness Hearing, whether pro se or through counsel, must file a Notice of Appearance in the Action, take all other actions or make any additional filings as may be required in the Class Notice or as otherwise ordered by the Court, and serve the Notice of Appearance and other pleadings upon Class Counsel and Defense Counsel as provided in the Class Notice and set by the Court. Class Members who appear at the Fairness Hearing will only be permitted to argue those matters that were set forth in a written objection filed in accordance with paragraph 2.16. No Class Member shall be permitted to raise matters at the Fairness Hearing that the Class Member could have raised in an Objection, but failed to do so, and all other objections to the Settlement are deemed waived if not set forth in a written objection filed in accordance with paragraph 2.16. Any Class Member who fails to comply with this Agreement, the Class Notice, and as otherwise ordered by the Court shall be barred from appearing at the Fairness Hearing. The Class Notice shall inform the Class Member of this requirement.

          2.18      Objections, notices of appearances, and motions to intervene shall be filed in Court within sixty (60) days of the deadline for the mailing of the Class Notice established in paragraph 2.06 above, or be forever barred. The Class Notice shall inform the Class Member of this requirement.

          2.19      First Horizon may challenge a Claim by any form of written notice to Class Counsel so long as the challenge is submitted within ninety (90) days of (a) the final date for postmarking of completed Claim Forms, or (b) the date of entry of the Final Approval Order, whichever occurs later. If the Court allows additional Claims to be filed after the later of (a) or (b), and such does not cause the termination of the Settlement, First Horizon may challenge such Claims within ninety (90) days after the final date for postmarking of completed Claim Forms for those Claims. The challenge process is detailed in paragraphs 3.09-3.16 below.

          2.20      The submission of a signed Claim Form shall constitute consent granted to the Settlement Administrator and First Horizon to obtain and to review all documents and information from the Class Member and any other source, excluding the IRS and any other federal or state taxing authority, concerning the Loan in order to evaluate the Claim. This

Agreement shall constitute written instructions of all Class Members who submit a Claim that First Horizon may obtain consumer reports as to such persons, for the sole purpose of evaluating the Claim. In the event First Horizon accesses such consumer reports, it shall take all reasonable measures to inform the consumer reporting agencies that such reports are not accessed for a credit transaction, and it shall safeguard and destroy accessed reports in accordance with law. The Claim Form shall include a consent authorizing First Horizon to obtain documentation or other information from third-parties, excluding the IRS and any other federal or state taxing authority, concerning the Loan that may be necessary to evaluate the Claim. The Claim Form shall also notify Class Members that they may be required to execute an additional or different consent form as reasonably required in order to provide First Horizon with access to such information. First Horizon and the Settlement Administrator shall keep confidential all of the documents and information received pursuant to this paragraph. The Class Notice and the Claim Form shall advise the Class Members of this requirement.

          2.21      For a period of two hundred seventy (270) days after Preliminary Approval, or one hundred twenty (120) days after Final Approval, whichever is longer, the Settlement Administrator shall maintain, at its expense, a post office box or address to receive mail in connection with the Settlement.

          C.         Final Approval.

          2.22      At the time appointed by the Court, at least fourteen (14) days in advance of the Fairness Hearing, Representative Plaintiffs shall move the Court for an order substantially in the form of Exhibit C hereto (“Final Approval Order”) (a) finally approving the Settlement and the Agreement as fair, reasonable, and adequate; (b) formally and finally certifying the Class for settlement purposes only; (c) giving the terms of the Settlement final and complete effect; (d) finding that all requirements of statute, rule and Constitution necessary to effectuate this Settlement have been met and satisfied; and (e) otherwise entering final judgment of dismissal on the merits and with prejudice in the Action, all parties to bear their own costs to the extent not otherwise awarded as defined in this Agreement. First Horizon agrees not to oppose the entry of the Final Approval Order, provided that it is substantially in the form of Exhibit C hereto.

          2.23      The Final Approval Order shall provide that all Class Members who have not opted out, Representative Plaintiffs, and Plaintiffs’ Counsel, shall be enjoined from commencing, prosecuting, or assisting in any suit by such a Class Member against the Released Persons (as defined in paragraph 5.01 below) with respect to matters within the scope of the Releases in Section V of this Agreement.

          2.24      All applications, motions or requests for any award of attorneys’ fees, costs or expenses in connection with the Action, whether by Class Counsel, Plaintiffs’ Counsel, or counsel for any other person or entity, shall be filed in writing at least fourteen (14) days in advance of the Fairness Hearing, or be forever barred. Representative Plaintiffs shall make application for any awards to them and awards to the Class Members whose depositions were taken as contemplated by paragraph 2.28, in writing at least fourteen (14) days in advance of the Fairness Hearing, or be forever barred. The request for all such awards including awards of attorneys’ fees, costs and expenses, and incentive awards, shall be by separate motion, and, to the extent approved, by separate order.

          2.25      At the Fairness Hearing, Representative Plaintiffs, Class Counsel and all other persons or entities seeking an award pursuant to paragraphs 2.24-2.30, shall present sufficient evidence to support the entry of the order set forth in Exhibit C, and shall present such evidence as they deem appropriate to support any award of attorneys’ fees, costs and expenses, and incentive awards.

          2.26 Class Counsel agree not to seek an amount in attorneys’ fees in excess of one-third of the Benefit Amount, net of any cost and expense award under paragraph 2.27, and agrees to seek such fees to be paid out of the Benefit Amount and not in addition to the Benefit Amount. First Horizon agrees not to oppose or object to any motion that such an award be entered against First Horizon in the Action so long as it does not exceed one-third of the Benefit Amount, net of any cost and expense award under paragraph 2.27, and so long as it is paid out of the Benefit Amount. First Horizon shall not be obligated to pay any award of attorneys’ fees in this Action that are in excess of Twelve Million Dollars ($12,000,000), and shall not be obligated to pay any amount for attorneys’ fees that is not paid out of the Benefit Amount. Class Counsel expressly disclaim any and all right to collect in excess of the amount awarded by the Court to Class Counsel or Twelve Million Dollars ($12,000,000), whichever is less, for attorneys’ fees collectively from any person or entity, and agree, after payment of the lesser of those sums and upon written demand, to execute a release of any person’s or entity’s obligation to pay any additional or separate amounts for attorneys’ fees not awarded.

          2.27      Class Counsel may petition the Court for an award of costs and expenses, including but not limited to those taxable under Missouri law, in an amount not to exceed Three Hundred Thousand Dollars ($300,000), and agrees to seek such sums to be paid out of the Benefit Amount and not in addition to the Benefit Amount. First Horizon agrees not to oppose or object to any motion that such an award be entered against First Horizon in the Action so long as it does not exceed Three Hundred Thousand Dollars ($300,000) and so long as it is paid out of the Benefit Amount. First Horizon shall not be obligated to pay any award of costs or expenses that are in excess of Three Hundred Thousand Dollars ($300,000), and shall not be obligated to pay any amount for costs or expenses that is not paid out of the Benefit Amount. Class Counsel expressly disclaim any and all right to collect in excess of the amount awarded by the Court or Three Hundred Thousand Dollars ($300,000), whichever is less, for costs or expenses collectively from any person or entity, and agree, after payment of the lesser of those sums and upon written demand, to execute a release of any person’s or entity’s obligation to pay any additional or separate amounts for costs and expenses not awarded.

          2.28      Plaintiffs may move for the payment of incentive awards as follows: Representative Plaintiffs agree not to seek an amount in excess of Twelve Thousand Dollars ($12,000) in an incentive award to be entered against First Horizon in the Action, in addition to any amount paid on their individual claims. Upon Court approval, one payment not to exceed $12,000 shall be made jointly payable to David C. McLean and Holly E. McLean and jointly payable to Roger K. Jones and Eugenia M. Jones. Upon Court approval, any Class Member who has been deposed in this action (other than any of the Representative Plaintiffs) shall receive a

$1,000 incentive award, in addition to the amount of their individual claims. These incentive awards shall be made in addition to the Benefit Amount. First Horizon will not oppose or object to the payment of these incentive awards, so long as the amounts are consistent with this paragraph.

     2.29      If the Court denies, in whole or in part, Class Counsel’s fee and expense application, and/or the Representative Plaintiff’s Class Representative incentive award request, the remainder of the terms of this Agreement and of the Settlement shall remain in effect.

     2.30      First Horizon’s maximum liability under the Settlement for attorneys’ fees shall be $12,000,000 and for attorneys’ costs and expenses shall be $300,000. In the event that a lawyer, law firm or other person or entity, other than Class Counsel, seeks an award of attorneys’ fees, costs, expenses or other sums in connection with the Settlement, including but not limited to Travis & Calhoun or Lawson & Fields or Eric Calhoun, such appearance or attempt to obtain any award, or the Court’s action thereon, shall in no way increase First Horizon’s maximum liability to pay attorneys’ fees in the lesser of $12,000,000 or the amount awarded by the Court for attorneys’ fees to Class Counsel and shall in no way increase First Horizon’s maximum liability to pay costs and expenses in the lesser of $300,000 or the amount awarded by the Court for costs and expenses to Class Counsel. In the event that a lawyer, law firm or other person or entity, other than Class Counsel, seeks an award of attorneys’ fees, costs, expenses or other sums in connection with the Settlement, including but not limited to Travis & Calhoun P.C., Lawson & Fields, P.C., Lawson, Fields, McCue, Lee & Campbell, P.C. or Eric Calhoun, nothing in this Agreement shall be construed to prejudice such attempt or to prejudice the merits of an award, except that any award to such lawyer, law firm or other person or entity shall not, together with all sums awarded to Class Counsel, increase First Horizon’s maximum liability for attorneys’ fees, costs, expenses or other sums as set forth in this paragraph.

          2.31      If and when the Court gives Final Approval to the Settlement, the Action shall be dismissed with prejudice, with all parties to bear his, her, or its own costs and attorneys’ fees not otherwise awarded.

          D.          Post-Approval Administration.

          2.32      First Horizon will select the Settlement Administrator, who shall be appointed by the Court in the Preliminary Approval Order. First Horizon will pay settlement administration costs, including costs of notice, claim forms, and the claims administration process, up to a maximum of $200,000. If such settlement administration costs exceed $200,000, the excess shall be deducted pro rata from the Gross Pre-Merger Settlement Fund and the Gross Post-Merger Settlement Fund (as defined in paragraph 3.06 below). Neither the attorneys’ fees of Class Counsel nor the attorneys’ fees of Defendant’s counsel shall be considered a settlement administration cost.

          2.33      The duties of the Settlement Administrator shall include, but not be limited to, (a) preparing the Class Mailing List, mailing the Class Notice, handling returned mail, and forwarding returned mail to the forwarding address(es) as provided in paragraph 2.08; (b) establishing a toll-free telephone number for Class Members to use to request a Class Notices and/or Claim Forms and sending Class Notices and/or Claim Forms to Class Members upon request; (c) assigning each Claim Form a control number for use in processing and verifying Claims; (d) arranging and paying for the Publication Notice, and providing the Class Notice and Claim Forms to persons who respond to published notice, or who request extra copies; (e) mailing checks, and handling returns by forwarding mail to the forwarding address(es) provided by the National Change Of Address database; (f) filing reports, affidavits, and testifying as required in court proceedings; (g) handling minor administrative duties upon request, as, for example, processing invoices of Special Master William Mauer or Richard Ralston and other similar miscellaneous matters; (h) receiving Claim Forms and processing Claims; (i) receiving and handling opt outs and creating the Final Opt Out List; (j) referring disputes over Claims to Special Master Mauer, or in the absence of his timely determination, to Richard Ralston, and (k) receiving and responding to requests for documents from the Parties and/or their Counsel.

          2.34      The duties of the Settlement Administrator will also include processing Claims, including (a) receiving Claims, paying any postage due on Claims received by it, and creating a database of claimants, Claims, and opt outs; (b) analyzing claim submissions within seven (7) days of receipt as to whether it constitutes a Valid Claim Form and setting up claims for payment to proper persons; (c) within seven (7) days of receipt, matching Valid Claim Forms against amounts on the Damage Claim Listings, identifying discrepancies, and setting up claims for payment in proper amounts; (d) identifying persons with Special Category Loans by consultation of the Claim Form and any information provided by the Parties and setting such Claims up for payment in proper amounts; (e) identifying persons with Bankruptcy Loans by consultation of the Claim Form and any information provided by the Parties and setting such Claims up for payment in the proper amounts; (f) receiving Loan payment documentation sent by Class Members, and forwarding that information to Class Counsel and Defense Counsel; (g) providing First Horizon with the necessary written consent or waiver forms from the Class Member to obtain documentation concerning that Class Member’s Claim; (h) requesting Loan payment documents from Class Members at First Horizon’s request; (i) providing to Class Counsel and Defense Counsel within seven (7) days of its determination a copy of any Claim Form that it determines does not constitute a Valid Claim Form, along with an explanation of the basis for such determination; (j) promptly reporting to the Parties and/or their Counsel in response to requests concerning Claim status; and (k) keep confidential all information it receives, do not disclose information about one Class Member to another Class Member, and to use information it receives only in connection with its duties under the Agreement. The Settlement Administrator shall contemporaneously provide to Class Counsel and Defense Counsel copies of any correspondence and requests for information sent to Class Members, together with a list of those Class Members to whom the correspondence or requests were sent. All disputes about the Settlement Administrator’s claims handling shall be handled as a Disputed Claim under the procedures in paragraphs 3.10 —3.16.

          2.35      Additional duties of the Settlement Administrator shall be determined by agreement of Class Counsel and Defense Counsel, or set by the Court.

          2.36      Both Class Counsel and Defense Counsel shall have equal access to information held or obtained by the Settlement Administrator. The Claims Administrator shall serve as the agent of the Court.

          2.37      The amounts Class Counsel seeks under paragraphs 2.26 and 2.27 shall be the sole and only compensation and reimbursement ever paid by First Horizon to Class Counsel or Plaintiffs’ Counsel in connection with the Action and/or in connection with the Settlement. Class Counsel shall not seek or obtain any payment from the Benefit Amount or First Horizon for any aspect of their work or expenses in connection with settlement administration or any other task or function.

III. SETTLEMENT BENEFITS

          3.01      In full and final settlement of the matters within the scope of the Releases, and subject to this Agreement, First Horizon will make available the Benefit Amount. Its liability under the Settlement is capped at the amount of the Benefit Amount, except as provided in paragraphs 2.28, 2.32, 3.15, 4.02 and 4.04

          3.02      Settlement Benefits shall be made only to those Class Members who complete and sign the Claim Form, and timely mail the form such that it qualifies as a Valid Claim Form, and the Claim otherwise qualifies for payment of a Settlement Benefit in accordance with each of the requirements of this Agreement. Only one distribution of a Settlement Benefit shall be made from the Benefit Amount per Loan, and will be made by check jointly payable to all persons who qualify as the Class Member with respect to the Settlement Benefit for that Loan; provided, however, that payments made to any Class Member who had a Bankruptcy Loan shall be separately made to the extent a Claim is made by a bankruptcy trustee in accordance with paragraphs 3.04 and 3.05

          3.03      Except as provided in paragraph 3.05, any Class Member who returns a Valid Claim Form and whose Loan is a Special Category Loan will receive a Settlement Benefit of $250 in full and final payment on the Claim.

          3.04      Except as provided in paragraph 3.05, any Class Member who had or has a Bankruptcy Loan will be permitted to file a Claim and shall be directed to provide the Class Notice to his or her attorney and bankruptcy trustee. If such Class Member files a Valid Claim Form, and does not have the legal capacity and standing to receive the entire Settlement Benefit (calculated as if the Loan was not a Bankruptcy Loan) with respect to that Loan, the portion of the Settlement Benefit for that Bankruptcy Loan to be paid to that Class Member shall be $250. In that event, the balance of the Settlement Benefit for that Bankruptcy Loan will be available to the Class Member who has such legal capacity and standing (such as that Class Member’s bankruptcy trustee) and (i) who files a Valid Claim Form and (ii) is also a Class Member for that Loan, and (iii) the Claim otherwise qualifies for payment of a Settlement Benefit in accordance with each of the requirements of this Agreement.

          3.05      Any Class Member who returns a Valid Claim Form and whose Loan is a Special Category Loan and a Bankruptcy Loan, and who has the legal capacity and standing to assert the Claim shall receive the Settlement Benefit of $250. If such capacity and standing is lacking, the Class Member shall receive $25. The $225 balance of the Settlement Benefit for that Loan shall be available to the Class Member who has such legal capacity and standing (such as that Class Member’s bankruptcy trustee) and (i) who files a Valid Claim Form and (ii) is a Class Member for that Loan, and (iii) the Claim otherwise qualifies for payment of a Settlement Benefit in accordance with each of the requirements of this Agreement.

          3.06      Subject to the remaining terms and conditions of this Section and the Agreement, any Class Member who (a) is not a Successful Opt-Out, (b) returns a Valid Claim Form, (c) whose Loan appears on the Damage Claim Listing, and (d) with respect to whom a dispute does not remain outstanding regarding the Claim, will be entitled to claim for a Settlement Benefit to be calculated as follows:

           a.         The maximum amount available under this Settlement is the Benefit Amount. The Benefit Amount is allocated to the Pre-Merger Subclass in the amount of $33,600,000 (the “Gross Pre-Merger Settlement Fund”), and to the Post-Merger Subclass in the amount of $2,700,000 (the “Gross Post-Merger Settlement Fund”). As set forth below, these amounts are to be reduced before distribution on Claims, and nothing in this Section shall be deemed to increase First Horizon’s liability so as to exceed the Benefit Amount.

           b.         From the Gross Pre-Merger Settlement Fund and the Gross Post-Merger Settlement Fund shall be deducted the Court-awarded expenses of Class Counsel, Plaintiffs’ Counsel, and counsel for any other person or entity, and the attorney fee award to Class Counsel, Plaintiffs’ Counsel, and counsel for any other person or entity (the “Deductions”). The total of the Deductions shall be multiplied by a fraction that has as its numerator $33,600,000 and its denominator $36,300,000 (or .92562), and subtracted from the Gross Pre-Merger Settlement Fund. The resulting figure is the “Net Pre-Merger Settlement Fund.” The total of the Deductions shall be multiplied further by a fraction that has as its numerator $2,700,000 and its denominator $36,300,000 (or .07438), and subtracted from the Gross Post-Merger Settlement Fund. The resulting figure is the “Net Post-Merger Settlement Fund.”

           c.         The Net Pre-Merger Settlement Fund and the Net Post-Merger Settlement Fund shall each be reduced, on a pro rata basis, for any excess costs of administration of the settlement that exceed Two Hundred Thousand Dollars ($200,000), as estimated in good faith and in writing by the Settlement Administrator before any payment under Section IV is made. Such estimate shall be consented to by Counsel for the Parties, such consent not to be unreasonably withheld, or if consent is refused the Court will decide the issue.

           d.         After any deductions from the Net Pre-Merger Settlement Fund and the Net Post-Merger Settlement Fund are made pursuant to paragraph 3.06(c), the $250 payments required to be made under paragraph 3.03 to Class Members with Special Category Loans which are in the Pre-Merger Subclass shall be deducted from the Net Pre-Merger Settlement Fund, and the $250 payments required to be made under paragraph 3.03 to Class Members with Special Category Loans which are in the Post-Merger Subclass shall be deducted from the Net Post-Merger Settlement Fund. The amounts remaining after all reductions pursuant to paragraphs 3.03(a)-(d) shall be denominated the Net Distributable Pre-Merger Settlement Fund and the Net Distributable Post-Merger Settlement Fund.

           e.          Each Class Member who received a Loan in the Pre-Merger Subclass, other than a Loan with respect to which payment is to be made under paragraph 3.03 and 3.05, and returned a Valid Claim Form, shall be entitled to claim for a sum which is the Calculated Sum for that Class Member, multiplied by a fraction that has as its numerator the Net Distributable Pre-Merger Settlement Fund and has as its denominator the total of the Calculated Sums for the Pre-Merger Subclass on the Damage Claim Listings.

           f.          Each Class Member who received a Loan in the Post-Merger Subclass, other than a Loan with respect to which payment is to be made under paragraphs 3.03 and 3.05, and returned a Valid Claim Form, shall be entitled to claim for a sum which is the Calculated Sum for that Class Member, multiplied by a fraction that has as its numerator the Net Distributable Post-Merger Settlement Fund and has as its denominator the total of the Calculated Sums for the Post-Merger Subclass on the Damage Claim Listings.

          3.07      Subject to paragraph 3.09, no Class Member shall be paid on a Claim in an amount greater than the amount actually paid on the Loan in Subject Fees and Loan Interest.

          3.08      Any Class Member entitled to a Settlement Benefit, in addition to the Settlement Benefit due, shall be entitled to interest pursuant to paragraph 4.02.

          3.09      First Horizon shall have the right to challenge the amount of a Claim of any Class Member where the Calculated Sum for that Class Member exceeds $7,500. First Horizon can gather information from any source, except for the IRS and any other federal or state taxing authority, using the signed consents from Class Members that are incorporated as part of the Claim Form, to obtain information concerning the Loan and, after written notice to Class Counsel, can require Class Members promptly to provide all documents in the Class Member’s possession concerning Loan payments. If First Horizon desires documentation relating to the amount of the Claim, the Settlement Administrator shall provide First Horizon with the necessary written consent or waiver from the Class Member to obtain it. First Horizon shall be responsible for obtaining Loan information from loan servicers or other persons or entities, including county recorders, in connection with any challenge of the amount of a Claim. If a third party requires additional or different consents or waivers from a Class Member, or additional types of cooperation First Horizon shall contact Class Counsel and Class Counsel shall obtain such documents or cooperative efforts within ten (10) days. In the event that deadline is not met, the deadline for objecting to a Claim of the Class Member is extended automatically two (2) days for each day after the ten (10) day period until the requested documents or actions are provided. If such documents or actions are not provided within a total of twenty (20) days, the Special Master or Mr. Ralston (as the case may be) shall take the claimant’s failure to cooperate into consideration in allowing or denying the Claim to the extent of the challenge.

          3.10      First Horizon may challenge any Claim, regardless of the Calculated Sum, (a) for fraud or similar reasons, (b) if there is insufficient evidence the person submitting the Claim is a proper person potentially eligible for a Settlement Benefit, (c) if not signed by the Class Member, (d) if a material omission, material misstatement or knowing misstatement has been made, (e) if, with respect to Bankruptcy Loans, the person is not eligible for the Settlement Benefit being claimed or provided, or (f) for being improperly determined by the Settlement

Administrator in amount or improperly treated as a Valid Claim Form. First Horizon may not challenge the validity of the Claim on grounds that the Loan was not a second mortgage loan, or because it was a business loan, or because it was an alleged “piggyback” loan (meaning, for purposes of Defendants’ defense, that the Loan falls within the scope of R.S.Mo. § 408.237) . First Horizon may not challenge the validity of the Claim because of a control number or lack thereof. The Parties and their Counsel may challenge the determination of the Settlement Administrator as to whom the Settlement Benefit shall be paid, and may challenge any act or decision of the Settlement Administrator that materially affects the right to examine and challenge Claims. A Class Member may raise such a challenge as well, but only as to the Loan of that Class Member.

          3.11      All challenges shall be made in good faith, within the time established in paragraph 2.19. Challenges with respect to Bankruptcy Loans may be stated as conditional in the event sufficient information is not available in time to make the challenge. In the event the challenge is not covered by the time period in paragraph 2.19, the challenge shall be made within such time period or within ten (10) days of the act challenged, whichever occurs later. All challenges shall initially be presented to Class Counsel or Defense Counsel, as the case may be, and, if such Counsel does not object to the challenge within twenty (20) days of written presentation of the challenge, the challenge shall be deemed approved and the Settlement Administrator shall act in accordance with the position the challenger took and set up the claim for payment based on the deemed approval of the challenge or, if the challenge was to the entire claim and the challenge was deemed approved, not set up the claim for payment at all. In the event the challenge concerns the amount of the Calculated Sum, the challenge shall include a proposed figure of what the challenger contends is an accurate Calculated Sum for that Class Member. In no event may Class Counsel challenge or dispute figures on the Damages Claim Listings. The Parties shall negotiate in good faith to resolve disputed challenges, with such negotiations concluded within ten (10) additional days. To assist in that process, all challenges and all responses to any challenge shall include a reasoned explanation for the Party’s position.

          3.12      Class Counsel and the Class Member shall be obligated to cooperate in any challenge by providing promptly to First Horizon all requested documentation and responding promptly to reasonable requests for information. In the event that (a) a Class Member does not provide Loan Interest documents within twenty (20) days of a request, or (b) Class Counsel or a Class Member does not provide other requested documents or information within twenty (20) days of a request, the Special Master or Mr. Ralston (as the case may be) shall take the claimant’s failure to cooperate into consideration in allowing or denying the Claim to the extent of the challenge.

          3.13      All challenges that are contested shall be submitted to Special Master William Mauer for resolution; such submission shall be made within five (5) days of the conclusion of negotiations with respect to the challenge. All challenges not resolved by Special Master Mauer within sixty (60) days after submission of the dispute to him will be submitted to Richard Ralston for decision (or another mutually-agreeable individual if Mr. Ralston is unable to serve in this capacity), which shall be rendered within thirty (30) days after submission of the dispute to Mr. Ralston. The challenger bears the burden of persuasion and proof to cause the Special Master or Mr. Ralston to decide the challenge in their favor.

          3.14      A contested challenge concerning a Calculated Sum shall be presented to Special Master Mauer or Mr. Ralston through documentary evidence, affidavits, and the appearance of the claimant in person or by telephonic hearing, or otherwise as the Special Master or Mr. Ralston may determine. The Calculated Sum on the Damages Claim Listing shall be presumed correct in the event of such a challenge. Neither party may conduct any non-documentary discovery in connection with a dispute. Documents presented in conjunction with a dispute need not be admissible in evidence so long as the contents are found by Judge Mauer or Mr. Ralston to be reliable.

          3.15      The expenses of the Special Master or Mr. Ralston in resolving disputes shall be considered an expense of administering the settlement and paid from the settlement administration expenses provided for in paragraph 2.32, except that in the event of a challenge to the amount of the Claim, as permitted in paragraph 3.09, in which First Horizon does not prevail, in whole or in substantial part, First Horizon shall pay for the time and expenses of the Special Master and/or Mr. Ralston, whomever has resolved the claim.

          3.16      Once a challenge is resolved, the validity and amount of the Claim shall be adjusted or approved accordingly, without right of further challenge or appeal.

          3.17      Fees incurred by Class Counsel or Defense Counsel during the dispute or challenge resolution process shall not be considered a settlement administration cost.

          3.18      Notwithstanding any other provision in this Agreement, if the Parties or their Counsel reasonably determine that disputes, challenges, or other matters concerning one or more Claims as to a Bankruptcy Loan should be resolved or addressed by the bankruptcy court, it shall notify the others and the Class Member shall cooperate in seeking bankruptcy court action consistent with this Agreement but without prejudice to the deadlines set forth in this Agreement. In the event such action is sought, the Claim shall be treated as a Disputed Claim with respect to the timing of payment.

          3.19      In the event either William Mauer or Richard Ralston is unable or refuses to serve in the capacity contemplated by this Agreement, the parties shall request the Court appoint a substitute or substitutes.

          3.20      The difference between the amount a Class Member may file a Claim for with respect to a Loan, as provided in paragraphs 3.03-3.05, 3.06(e) or 3.06(f), and any lesser amount actually paid as a Settlement Benefit to the Class Member with respect to that Loan , and all amounts resulting from the elimination of the Settlement Benefit with respect to a Loan, shall not be paid or otherwise distributed or available to be paid or to be distributed to the Class, but shall be retained by First Horizon.

IV. PAYMENT

          4.01      Except for settlement administration costs that are the responsibility of First Horizon under paragraph 2.32 and any other costs that are the responsibility of First Horizon under paragraph 3.15 in connection with challenging Claims, First Horizon shall not be required to make any payment under this Settlement until Final Approval has occurred.

          4.02      Post-judgment interest will begin to run at the rate of 9% simple interest on Settlement Benefits, attorneys’ fees, and incentive awards that may be paid, upon the first day after the date on which the Court enters the Final Approval Order.

          4.03      Within twenty (20) days after the deadline for First Horizon to present Claim challenges, or the Final Approval Date, whichever occurs last, the Settlement Administrator shall prepare a final list of all Claims that it has determined were based on a Valid Claim Form and (a) have not been challenged, or (b) for which challenges have been resolved, along with mailing addresses, Claim payment amounts as defined in paragraph 4.04 and such other information as may be necessary to process and make payments (“Payment List”). The Payment List shall immediately be made available to the Parties. The Settlement Administrator or First Horizon, at First Horizon’s sole option, shall prepare and mail checks to the Class Members as soon as practicable thereafter, but in no event later than ten (10) days, all in accordance with the Payment List. For all other challenged Claims resolved thereafter, a check shall be prepared and mailed to the Class Member within ten (10) days of the resolution of the challenge (if the Class Member is entitled to payment).

          4.04      The Claim payment amounts shall be the Settlement Benefit, which shall be determined in accordance with this Agreement, except that in the event the Class Member would receive a Settlement Benefit of less than $250, the Settlement Benefit for that Loan shall be increased to $250, except as otherwise provided in paragraph 3.05.

          4.05      Within three (3) days after the Final Approval Date, the Settlement Administrator shall prepare a final list of all other payments that are to be made under the Settlement, including amounts for attorneys’ fees, costs, and incentive awards (“Awards List”). The Settlement Administrator or First Horizon, at First Horizon’s sole option, shall prepare and mail checks to the persons or entities on such List within ten (10) days, all in accordance with the Awards List. If a wire transfer is requested of amounts to be paid to Class Counsel, the appropriate amount will be paid by wire transfer. In the event that upon the Final Approval Date the Court shall not have issued any final order(s) contemplated by paragraph 2.24, or the order(s) concerning the awards are subject to appeal or all appellate remedies have not been exhausted (an “Award Contingency”), First Horizon shall have no obligation to pay awards that have not been made or become final and not appealable until all issues regarding such awards are finally resolved consistent with this Agreement, with all appellate remedies exhausted. In the event of an Award Contingency, First Horizon shall have the right to pay the maximum amount of the award contemplated by this Agreement to a third party escrow agent approved by the Court, or as otherwise ordered by the Court, and such sum will be held for distribution as directed by the Court (including to First Horizon in the event the final award is less than the maximum amount of the award contemplated by this Agreement), and in doing so, First Horizon shall be discharged from any further liability to pay the award (or any additional amount of the same type) and any further liability to pay interest on said sums thereafter.

          4.06      Within fifteen (15) calendar days of completing all payments contemplated by this Section of the Agreement, the Settlement Administrator shall remit to First Horizon any funds in the possession of the Settlement Administrator not paid to the Representative Plaintiffs, Class Members, or payable as costs of administering the Settlement.

          4.07      Checks issued in connection with the Settlement shall be good for ninety (90) days. Checks issued that are not negotiated within ninety (90) days will be void and will not be re-issued. All checks issued pursuant to this paragraph that are unclaimed by Class Members, including returned checks and checks not negotiated, shall revert to First Horizon.

          4.08      Amounts, if any, not claimed, distributed, paid and cashed (including but not limited to circumstances as a result of Class Members not making Claims and/or as a result of Claims being reduced in amount, denied or eliminated) shall be treated as never owed and no person or entity shall have any rights in such leftover funds, all of which shall remain property of First Horizon.

          4.09      The Parties acknowledge and agree that First Horizon would not have entered into this Agreement, and would not have provided benefits to the Class, if (among other terms) it were not entitled to retain the portions of the Benefit Amount that are unclaimed or unpaid because a Class Member did not file a Claim or a Valid Claim Form, did not negotiate a payment check, or for any other reason. The Parties further acknowledge and agree that First Horizon would not have entered into this Agreement and would not have provided benefits to the Class unless the Settlement Benefit was less than the Subject Fees and Loan Interest paid on the Loans. The Parties further acknowledge and agree that these and other terms of this Agreement are more favorable to the Class because of these terms, were considered in arriving at this Agreement, and that the Agreement is fair, reasonable and adequate for the Class. All monies that might in the future be paid to any Class Member are not vested, contingently due, or otherwise monies in which the Class Member has an enforceable legal, eatable, tangible or intangible interest, and instead shall remain the sole and exclusive property of First Horizon unless and until all conditions precedent to payment under this Agreement are met and the monies are paid. In order to give effect to the parties’ intention, no person, entity, or governmental body shall have any rights to the Benefit Amount or any portion of the Benefit Amount, whether claimed or unclaimed, or in any amounts of uncashed checks, or in any sums which might have been paid to Class Members had more Class Members filed Claims. First Horizon shall be entitled to all interest on the Benefit Amount until any such amounts are paid to a Class Member, subject to its duty to pay post-judgment interest as set forth in paragraph 4.02. The Parties further acknowledge and agree that to the extent a separate account or fund may be established as part of Settlement administration, including but not limited to setting up an account for the payment on Settlement Benefits, such accounts or funds are for administrative or legal convenience or requirements only and do not create any vested or ownership interest on the part of the Class or any Class Member. Such accounts or funds set up by the Settlement Administrator shall be treated as property of First Horizon held in escrow, with the balance to revert to First Horizon.

V. RELEASES

          5.01      Upon Final Approval, and in consideration of the promises and covenants set forth in this Agreement, the Representative Plaintiffs and each Class Member who is not a Successful Opt-Out, and each of their respective spouses, children, executors, representatives, guardians, wards, heirs, estates, bankruptcy estates, bankruptcy trustees, successors, predecessors, next friends, joint tenants, tenants in common, tenants by the entirety, co-borrowers, co-obligors, co-debtors, legal representatives, attorneys, agents and assigns, and all those who claim through them or who assert claims (or could assert claims) on their behalf (including the government or bankruptcy trustees in the capacity as parens patriae or on behalf of creditors or estates of the releasees), and each of them (collectively and individually the “Releasing Persons”), will be deemed to have completely released and forever discharged (a) First Horizon and each of its past, present, and future parents, predecessors, successors, assigns, subsidiaries, affiliates, divisions, owners, shareholders, officers, directors, vendors, employees, attorneys, or agents (alleged or actual), including James McGuire, (b) past, present, and future assignees that purchased or held Class Members’ Loans or will do so in the future, and all trusts, trustees, loan servicers, subservicers and others who collected or benefited from the collection of Loan Interest with respect to a Loan or will do so in the future, (c) all former and subsequent assignees, investors, servicers, trusts, trustees, and other interested parties, (d) all third parties who charged, collected or retained any of the Subject Fees, (e) anyone a Class Member could sue for the same or similar wrongs as alleged in the Action and within the scope of this Release; and (f) representatives, agents, successors in interest, and assigns of each person or entity within the scope of subparagraph (a) through (e) (collectively and individually, the “Released Persons”), from any claim, right, demand, charge, complaint, action, cause of action, obligation, or liability of any and every kind, including without limitation (i) those known or unknown or capable of being known, and (ii) those which are unknown but might be discovered or discoverable based upon facts other than or different from those facts known or believed at this time, including facts in the possession of and concealed by any Released Person, and (iii) those accrued, unaccrued, matured or not matured, all from the beginning of the world until today (collectively, the “Rights”), that in any way concern, relate to, or arise out of the origination of each Loan and the Loans, and including without limitation, all claims made in the Action; all Rights arising under the Missouri Second Mortgage Loan Act, R.S. Mo. § 408.231, et seq.; all Rights arising under the Missouri Merchandising Practices Act, R.S. Mo. § 407.010, et seq.; all other Rights that arise out of common law, state law, or federal law, including but not limited to claims under consumer protection statutes, including but not limited to, the federal Truth-in-Lending Act and the Real Estate Settlement Procedures Act, or which arise at law or in equity, under any local rules or procedures, under contract, or under any state or federal law regarding second mortgage loan fees or interest, deceptive advertising, or unfair or deceptive trade practices, it being the intention of this Release to buy complete and utter peace for the benefit of each of the Released Persons from and against any formal or informal claim concerning, related in any way to or arising in connection with the origination of each Loan and the Loans; provided however, that (i) any claim or dispute that a Class Member has against or with any current, former or future servicer of any Loan arising out of the servicing of the Loan (other than arising out of a contention that requires as an element of the dispute proof of liability or error traceable to a matter released in the main clause of this Section, such as that Loan Interest was or is not owing or collectible due to an alleged violation of the MSMLA) are expressly excluded from this Release and (ii) any claim or dispute arising out of the origination of any Loan, other than a claim or dispute under the Missouri Second Mortgage Loan Act, R.S. Mo. § 408.231 et seq., is expressly excluded from this

Release if and only if and to the extent that such claim or dispute is raised as a defense to foreclosure on the Loan. This Release shall be included as part of any judgment, so that all released Rights shall be barred by res judicata, collateral estoppel, issue preclusion, and similar principles.

          5.02      Upon Final Approval, Class Counsel and Plaintiffs’ Counsel will be deemed to have released each of the Released Persons from any rights concerning attorneys’ fees, expenses, and costs not otherwise awarded by the Court.

          5.03      This Agreement shall inure to the benefit of the respective heirs, successors, and assigns of the Parties, the Released Persons, and the beneficiaries of the Release, and the Released Persons and the beneficiaries of the Release shall be deemed to be intended third-party beneficiaries of this Agreement and, once approved by the Court, of the Settlement. No other third party beneficiaries are created or intended to be created under this Agreement.

VI. REPRESENTATIONS AND WARRANTIES

          6.01      In addition to the provisions hereof, this Agreement and the Settlement shall be subject to the ordinary and customary judicial approval procedures under Mo. R. Civ. P. 52.08(e) . Until and unless this Agreement is dissolved or becomes null and void by its own terms or unless otherwise ordered by the Court, or if Final Approval is not achieved, Representative Plaintiffs, the Class, Class Counsel and Plaintiffs’ Counsel represent and warrant to First Horizon, and agree, that they shall take all appropriate steps in the Action necessary to preserve the jurisdiction of the Court, use their best efforts to cause the Court to grant Preliminary and Final Approval of this Agreement as promptly as possible, use their best efforts to resist and oppose any or all objections to the Settlement and any or all attempts to opt out of the Settlement on any basis other than an individual basis (such as an attempt to opt out as a group or on a classwide basis as prohibited by paragraphs 1.43 and 2.11), not to solicit opt outs, and to take or join in such other steps as may be necessary to implement this Agreement and to effectuate the Settlement. This includes (a) the obligation to oppose objections or intervention attempts, to not cooperate with objectors, putative or actual intervenors, or prospective opt-outs, and to defend, protect, and seek enforcement of the Agreement and the Settlement before the Court or before any other court or on appeal, if any; (b) to amend the pleadings and/or seek and obtain the participation of additional parties plaintiff, if necessary; (c) to seek approval of this Agreement and of the Settlement by the Court; (d) to move for the entry of the orders set forth in paragraphs 2.01 and 2.22; and (e) to join in the entry of such other orders or revisions of orders or notices, including the orders and notices attached hereto, as may be convenient to effectuate the Settlement. Until and unless this Agreement is dissolved or becomes null and void by its own terms or unless otherwise ordered by the Court, or if Final Approval is not achieved, First Horizon represents and warrants to Representative Plaintiffs and the Class, and agrees, that it shall provide assistance when requested to cause the Court to grant Preliminary and Final Approval of this Agreement as promptly as possible, use its best efforts to resist and oppose any or all objections to the Settlement and any or all attempts to opt out of the Settlement on any basis other than an individual basis (such as an attempt to opt out as a group or on a classwide basis as prohibited by paragraphs 1.43 and 2.11), not to solicit opt outs, and to take or join in such other steps as may be necessary to implement this Agreement and to effectuate the Settlement, subject to its rights to terminate the Agreement and the Settlement.

          6.02      Representative Plaintiffs, Plaintiffs’ Counsel and Class Counsel represent and warrant that the terms Class Counsel and Plaintiffs’ Counsel as defined in paragraphs 1.09 and 1.30 of this Agreement include all persons (natural or legal) having any interest in any award of attorneys’ fees, expenses, or costs in connection with the Action. Representative Plaintiffs, Plaintiffs’ Counsel and Class Counsel warrant, and agree, that any motions and/or applications that they file requesting an award of attorneys’ fees, expenses and costs shall include within their scope all attorneys, law firms, and other persons or entities with a financial interest in such award, or otherwise Class Counsel shall pay such persons or entities the amounts, if any, determined to be owing to them, which shall include a determination by the Court in the event of a dispute.

          6.03      Representative Plaintiffs, Plaintiffs’ Counsel and Class Counsel represent and warrant that (a) the Class Mailing List contains every Class member known to them; (b) they provided notice of the class certification of the Action to every person known to them or believed by them to have obtained a second mortgage loan from Defendant or its predecessor, including all persons whose loan files were produced in the Action, based on the information they received from First Horizon and its counsel and other available data; (c) the Damage Claims Listings and the Class Mailing List collectively contain the name of every Obligor, Class Member, person or entity who previously was mailed notice of the class certification in the Action.

          6.04      Representative Plaintiffs, Plaintiffs’ Counsel, Class Counsel, and First Horizon represent and warrant that he, she, or it is fully authorized to enter into this Agreement and to carry out the obligations provided for herein. Each person executing this Agreement on behalf of a Party covenants, warrants and represents that he, she, or it is and has been fully authorized to do so by such Party. Each Party hereto further represents and warrants that he or it intends to be bound fully by the terms of this Agreement.

          6.05      Representative Plaintiffs, Plaintiffs’ Counsel and Class Counsel represent, warrant, and agree that they have not, nor will they (a) attempt to void this Agreement in any way; or (b) opt out of the Settlement under this Agreement. Plaintiffs’ Counsel and Class Counsel represent and warrant that Plaintiffs’ Counsel will not do any of the acts Class Counsel may not do under this Agreement.

          6.06      First Horizon represents, warrants and agrees that it has acted in good faith and has used its best efforts in providing the identities of the Class Members, the loan documents, electronically-available loan payoff information for Post-Merger Class Members whose loans were made after December 15, 2002, Bankruptcy Loan information, and other information requested by Class Counsel to generate the Damage Claims Listings.

          6.07      The Parties and their Counsel represent, warrant, and agree that they shall express unequivocal public and private support for the Settlement and this Agreement.

          6.08      Class Counsel represent and warrant that they have not been retained by a current client to commence a new suit or pursue a Right against a Released Person with respect to any matter within the scope of the Release. Class Counsel agree that they will not solicit the right to legally represent a Class Member who opt outs of the Settlement, with respect to matters within the scope of the Release, but this shall not prohibit or restrict Class Counsel from undertaking such representation if requested by a Class Member.

          6.09      The Parties acknowledge and agree that the law is in a state of flux as to certain matters material to the claims in the Action, and that some facts material to the claims in the Action are uncertain, but have agreed to the Settlement recognizing that it is a reasonable compromise as of August 18, 2006. The Parties agree that subsequent case law decisions, statutory changes, or development of facts, including changes in the state of the law concerning loan interest as damages, federal preemption, and/or the MSMLA, are immaterial for purposes of this Agreement and the Settlement and provide no basis to renegotiate or to terminate the Agreement and the Settlement. The possibility that law or facts subsequent to August 18, 2006 have or will change, including the possibility that the Supreme Court may issue a ruling in Watters v. Wachovia that could affect the Parties’ rights in the absence of a pre-existing settlement, is a risk accepted by the Party potentially benefited by the change, and such Party remains bound to this Agreement and the Settlement notwithstanding the possibility or happening of such changes.

VII. MISCELLANEOUS PROVISIONS

          7.01      Defendant denies the allegations in the Action and contends that its conduct has in all respects been lawful and proper. This Agreement reflects, among other things, the compromise and settlement of disputed claims and defenses among the Parties hereto, and nothing in this Agreement or any action taken to effectuate this Agreement is intended to be an admission or concession of liability of any party or third party or of the validity of any Claim.

          7.02      This Agreement is for settlement purposes only. Neither the fact of, any provision contained in, nor any action taken under this Agreement shall be construed as an admission of the validity of any Claim or any factual allegation that was or could have been made by the Representative Plaintiffs and the Class Members in the Action, or of any wrongdoing, fault, violation of law, or liability of any kind on the part of First Horizon. Neither this Agreement nor any class certification for settlement purposes only pursuant to this Agreement shall constitute, in this or any other proceeding, an admission, finding, or evidence that any requirement for class certification is satisfied in this Action, or any other litigation, except for the limited purposes related to this Agreement. This Agreement is made based on First Horizon’s understanding that under applicable law, a class may be certified for settlement purposes only (i.e., without regard to the certifiability of the matter for litigation purposes). This Agreement shall not be offered or be admissible in evidence against First Horizon or cited or referred to in any other action or proceeding, except one (1) brought by or against the Parties to enforce or otherwise implement the terms of this Agreement; (2) involving any Plaintiff or Class Member to support a defense of res judicata, collateral estoppel, release, or other theory of claim preclusion, issue preclusion, or similar defense; or (3) involving an attempt to enforce any order of the Court herein or otherwise to stay or limit other litigation inconsistent with the terms set forth in this Agreement and the Court’s Order preliminarily approving this Agreement.

          7.03      The Agreement shall be terminable at the option of First Horizon if the valid opt-outs number more than 67 Class Members who obtained Loans in the Pre-Merger Period, or more than 112 Class Members who obtained Loans in the Post-Merger Period. Potential class members who originally exercised opt out rights following class certification are not Class Members and shall not be included in these figures for these purposes. First Horizon shall exercise its right to terminate the Agreement under this paragraph within twenty (20) days from the later of (a) receipt from the Settlement Administrator of the Final Opt-Out List, or (b) in the event the thresholds in this paragraph are not met as to the Final Opt-Out List, but the total of Successful Opt-Outs and Possible Exclusions exceed the thresholds, the date at which a sufficient number of Possible Exclusions are ruled by a court to be Successful Opt-Outs such that one of the thresholds is met.

          7.04      Any material variance from the terms of this Settlement Agreement (other than an award of less than the amount of attorney’s fees and costs and incentive awards sought under or contemplated by paragraphs 2.24-2.30) shall void the Agreement at the option of the aggrieved Party. The following shall be considered examples of per se material variances from the terms of this Settlement Agreement for illustrative purposes only: (a) any requirement that First Horizon pay amounts in excess of the amounts set forth in paragraph 3.01; (b) any nullification of the requirement that a Class Member may recover under the Settlement only if the Class Member submits a Valid Claim Form; (c) any requirement that First Horizon be required to pay amounts in attorneys’ fees, costs and expenses in excess of the amounts provided in paragraphs 2.24-2.30; and (d) any finding that First Horizon is not entitled to retain the remainder of the Benefit Amount not paid to Class Members, Class Counsel, or the Settlement Administrator. The Agreement shall also be terminable at the option of either Party if (a) the Court fails to enter the orders contemplated by paragraphs 2.01 and 2.22, or does so in a form materially different from the forms contemplated by this Agreement; or (b) the performance of the material terms of the Agreement are frustrated by any direction, requirement, order or decree to First Horizon or its parent or corporate affiliates by any federal governmental entity. The Agreement shall also be terminable at the option of First Horizon if the Court or any other court permits a person or persons to opt out as a representative or otherwise to exercise or preserve the opt-out or substantive rights of others or otherwise treats as a valid opt out someone who is not a Successful Opt-Out or permits or recognizes a proposed class or group of opt outs despite the prohibition of paragraphs 1.43 and 2.11. The Agreement also shall be terminable upon the mutual agreement of the Representative Plaintiffs and First Horizon.

          7.05      If there is right to terminate the Agreement pursuant to paragraph 7.04, or if Final Approval is not obtained or obtainable, First Horizon shall have the option unilaterally to modify the terms of the Agreement as to it so as to cure the event giving rise to the termination or to obtain Final Approval so long as the Representative Plaintiffs and Class Members are not adversely affected by the cure. If Representative Plaintiffs or the Class Members are adversely affected by the cure, Representative Plaintiffs must ratify the cure at their option in order for the cure to be effective. If First Horizon exercises its option to modify and cure, it shall serve written notice to that effect on Class Counsel within ten (10) days of the event giving rise to the right to terminate. If the event giving rise to the termination is thereby cured and Final Approval is obtained, Representative Plaintiffs, Class Counsel, and the respective Class Members will be bound to all terms of the Agreement, as modified.

          7.06      Neither the Parties nor their Counsel shall have any liability or obligation for errors or omissions of Settlement administration, including but not limited to matters concerning the creation of the Class Mailing List, the mailing and processing of Class Notices, the processing of Claim Forms, the handling of challenges, the issuance of checks, and all other aspects of administration, and in no event shall First Horizon’s liability or payments exceed what is set forth in paragraph 3.01 of this Agreement.

          7.07      This Agreement is intended to and shall be governed as if a contract executed under the laws of the state of Missouri.

          7.08      The terms and conditions set forth in this Agreement constitute the complete and exclusive agreement between the Parties hereto, and may not be contradicted by evidence of any prior or contemporaneous agreement, and no extrinsic evidence may be introduced in any judicial proceeding to interpret this Agreement. Any modification of the Agreement must be confirmed in a writing served upon counsel for all parties.

          7.09      This Agreement shall be deemed to have been drafted jointly by the Parties, and any rule that a document shall be interpreted against the drafter shall not apply to this Agreement.

          7.10      The waiver by one Party of any provision or breach of this Agreement shall not be deemed a waiver of any other provision or breach of this Agreement.

          7.11      This Agreement shall become effective upon its execution by Class Counsel and Defense Counsel. The signature of Defense Counsel as an agent of First Horizon shall be for this purpose only, and shall not create any separate duties or obligations on Defense Counsel. The Parties shall thereafter execute this Agreement promptly, and may execute this Agreement in counterparts. Each counterpart shall be deemed to be an original, and execution of counterparts shall have the same force and effect as if all Parties had signed the same instrument.

          7.12      Within thirty (30) days of Final Approval, the Parties shall comply with the Protective Order(s) in this case and Class Counsel further shall return to Defense Counsel all of the loan files and other documents that First Horizon or third parties produced in the Action, as well as all copies and excerpts of the transcripts for the depositions of any First Horizon officer or employee, past or present, taken in the Action (collectively, “Discovered Documents”). Class Counsel agrees not to use any information obtained exclusively from the Discovered Documents for any purpose other than this Action and not to disclose such information to any third party.

          7.13      Under no circumstances shall the Settlement or the Agreement or the Releases be deemed to alter, amend, or change the terms and conditions of any Loan as to which any Class Member is or was a party, or to provide a defense to any such Loan, or to affect a Class Member’s obligations, if any, to make payments with respect to a Loan; in the event this

Agreement is so construed as to a particular Class Member, it can be declared by First Horizon to be null and void as to that Class Member only (and, in such latter event, the Release as to that Class Member shall also be void).

          7.14      Although the Court shall enter a judgment, the Court shall retain jurisdiction over the interpretation, effectuation, enforcement, administration, and implementation of this Agreement.

          7.15      If this Agreement is terminated pursuant to its terms, any order certifying the Class for settlement purposes shall be null and void and the Action shall proceed as though the Class had never been certified for settlement purposes. If the Final Approval Date does not occur or if this Agreement is not approved in full, or First Horizon elects to terminate this Agreement pursuant to its terms, any and all orders vacated or modified as a result of this Agreement shall be reinstated, and any judgment or order entered by the Court in accordance with the terms of this Agreement, shall be vacated by the Court nunc pro tunc.

          7.16      First Horizon and Representative Plaintiffs acknowledge that they have been represented and advised by independent legal counsel throughout the negotiations that have culminated in the execution of this Agreement, and that they have voluntarily executed the Agreement with the consent and on the advice of counsel. The Parties have negotiated and reviewed fully the terms of this Agreement.

          7.17      In the event that the provision of a particular form of relief would cause an adverse tax consequence to a Class Member, First Horizon shall not be obligated to compensate the Class Member for the tax consequence, and shall have no duty to inform the Class Member of the consequence. First Horizon shall be entitled to comply with all tax reporting, withholding, and Loan requirements in connection with the Settlement, if any, and shall have no liability for its actions in doing so, absent gross negligence or intentional misconduct. Nothing in this Agreement shall limit First Horizon’s right and ability to cooperate with relevant tax authorities and comply with tax laws concerning payments made under the Settlement or any other issue relevant to this Settlement.

          7.18      Neither Party nor their Counsel shall have any liability to any person, including any Class Member, arising from or in connection with any claim regarding the division or allocation of a Settlement Benefit to, between, and among such persons, absent gross negligence or intentional misconduct.

          7.19      This Agreement, and the Settlement, shall not be admissible in any lawsuit, administrative action, or any judicial or administrative proceeding if offered to show, demonstrate, evidence, or support a contention that First Horizon acted illegally, improperly, or in breach of law, contract, ethics, or proper conduct. The Parties further agree that negotiations, statements, proceedings, and other items related to this Agreement are also for settlement purposes only, and therefore shall not be offered or be admissible in evidence by or against First Horizon or cited or referred to in any other action or proceeding.

          7.20      The terms of this Agreement may not be modified, changed, waived, or overridden based on a conclusion or determination that such term is not as important as every other term, or that any person other than a Party hereto, Class Counsel, or Defense Counsel, has modified, changed, waived, or overridden such term.

          7.21      The Parties hereby agree and stipulate that all proceedings in the Action shall be stayed until twenty (20) days after termination or purported termination of this Agreement pursuant to its terms, except the stay of proceedings shall not prevent the filing of any motions, affidavits, and other matters necessary to the approval of this Agreement. The parties shall work cooperatively to file such motions or other pleadings as may be reasonably necessary to effectuate this clause.

          7.22      The Class Mailing Lists, the Opt-Out List, and the Damage Claims Listings and their contents are to be used by First Horizon, Class Counsel and the Settlement Administrator solely for the purpose of performing this Agreement, and shall not be used for any other purpose at any time, and they shall be kept and treated as confidential, and any information about a particular Class Member may not be given or made available to any other Class Member.

          7.23      Any Party aggrieved by the breach of this agreement, including any breach of any representation or warranty, may seek or recover such relief as may be allowed under Missouri law or this Agreement.

          7.24      Walters Bender Strohbehn & Vaughan, P.C. [and Travis & Calhoun]* is a party to this Agreement for the limited purposes related to the paragraphs hereof that affect them, including but not limited to Sections II, III, V, and VI.

* [denotes interlineation]

          IN WITNESS WHEREOF, the undersigned, being duly authorized, have caused this Agreement to be executed on the dates shown below.

Dated: February ___, 2007	WALTERS BENDER STROHBEHN &
VAUGHAN, P.C.

R. Frederick Walters
Class Counsel

Dated: February ___, 2007	TRAVIS & CALHOUN P.C.

Eric C. Calhoun
Plaintiffs’ Counsel

Dated: February ___, 2007	DAVID C. McLEAN

Dated: February ___, 2007	HOLLY E. McLEAN

Dated: February ___, 2007	ROGER K. JONES

Dated: February ___, 2007	EUGENIA M. JONES

Dated: February ___, 2007	SHUGHART THOMSON & KILROY, P.C.

R. Lawrence Ward
Mark A. Olthoff
Attorney for First Horizon

Dated: February ___, 2007	FIRST HORIZON HOME LOAN CORP.

Dated: February ___, 2007	Attorneys’ Lien Released and Waived,
as of Final Approval and
Payment of Sums Ordered [, If a Sum is paid to Signatory]*
For Attorneys’ Fees And Costs

Walters Bender Strohbehn & Vaughan, P.C.

Eric C. Calhoun
Travis & Calhoun, P.C.
* [denotes interlineation]